Exhibit 6.24

Journey Homes
Building your future together
J&J Construction

PLEASE REVIEW THE BELOW IMPORTANT INFORMATION:

- Any inspection and/or radon test results must be received by the builder at least one week prior to closing. As stated in the contract, such inspectors must be licensed. Please contact the builder for the appropriate paperwork needed.
- If interior colors have not been selected, ISI will contact the buyer directly to coordinate time at their Loveland office. If exterior color selections have not been made, those can also be selected at the same appointment.
- Heather Cantrell will schedule all walk throughs. They will be completed between 9:00 am and 3:00 pm Monday through Friday. You will receive a closing schedule with your walk through and closing dates/times from heather@journeyhomes.com.

LENDERS:

- Please forward any needed FHA/VA construction documents, any other required documentation and all loan status updates to heather@journeyhomes.com.
- Appraisals: Please have appraiser contact 970-352-7072 to coordinate the preliminary appraisal as well as the final appraisal prior to closing.
- We will provide the Certificate of Occupancy ("CO") upon receipt from the city.
- The builder will provide the Improvement Location Certificate to Heritage Title prior to closing.
- **USDA** underwriting review is always delayed. The file must be sent to USDA as soon as possible with a preliminary appraisal in order to prevent a closing delay.
- **THE BUILDER WILL NOT INSTALL OPTIONS PRIOR TO RECEIVING LOAN COMMITMENT OR NON-REFUNDABLE EARNEST MONEY.** Please submit loan commitments to our office as soon as possible. Even a loan commitment subject to an appraisal will expedite the option installation process.

CLOSINGS:

- Buyer and/or the lender must wire funds to the title company to arrive prior to closing.
- **Keys will not be released to the buyer until all necessary funds are received. No exceptions.**
- Closings will be at Heritage Title, 7251 W 20 Street, L-100, Greeley, CO 80634, 970-330-4522. A closer will be assigned by Heritage Title.

Journey Homes
Building your future together
J & J Construction

Limited Warranty Agreement

This Limited Warranty Agreement ("Agreement") is made and entered into this _____ day of __________________, 20__ by and between ______________________________________ ("Purchaser") and Builder and its subcontractors.

A. This is an express agreement between Builder and Purchaser.

B. The Agreement is effective for one (1) year after the date of closing and shall terminate at the end of one (1) year without notice from Builder or Purchaser. Warranty repairs and/or replacements completed during the applicable warranty period do not constitute an extension of the one (1) year warranty period.

C. The Limited Warranty is **NOT TRANSFERRABLE** and is offered only to the original Purchaser. **This warranty shall not transfer to subsequent owners of the home.**

D. After closing Purchaser will receive website access and login information to submit all warranty claims online. The Purchaser is allocated to two (2) warranty submittals per year. The first claim shall be submitted sixty (60) days following closing and the second claim should be submitted eleven (11) months following closing. Upon receiving any warranty claims, Builder shall make every reasonable effort to address the defect and make repairs as Builder determines, at its sole and absolute discretion. **Builder does not accept 3rd party inspection reports subsequent to closing.**

E. After a warranty claim has been submitted and reviewed by a Builder Warranty Claim Representative, the Purchaser will be contacted and an appointment will be set to assess the warranty repair. All appointments to resolve claims shall be done during business hours, 8:00 AM – 5:00 PM, Monday through Friday. Should Purchaser fail to respond to any voicemails, emails or phone calls from any Builder representative or subcontractor, within three (3) days, the submitted warranty claim will be closed and no further contact will be attempted.

F. **EMERGENCIES.** Should you experience loss of heat during the winter months, leaks of any nature, whether from plumbing, window or possible roofing leak, contact our Customer Service department as soon as possible. If after hours, contact our 24-hour emergency number 970-352-7072, option 1.

G. **THE HOME IS WARRANTED AGAINST THE FOLLOWING STRUCTURAL DEFECTS. SUCH DEFECTS ARE LIMITED TO LOAD BEARING ELEMENTS REQUIRED TO RESTORE THE LOAD BEARING FUNCTION.**

1. **FOUNDATION SYSTEMS.** Foundation cracking in excess of 3/8" will be warranted for a period of one (1) year from the date of closing. Builder agrees to repair to certified engineering standards.

2. **CONCRETE FLATWORK.** The parties acknowledge that it is impossible to prevent cracking, heaving, settling, pitting, scaling, and/or spalling in driveways, walkways, patios, steps, and other concrete work (hereinafter collectively "flatwork") due to the nature of the material, together with the soils, weather and other conditions existing in Colorado. It is hereby

expressly understood and agreed by Builder and Purchaser, that the flatwork is in an "AS IS" condition existing on the date of "substantial completion" as such term is defined in the Agreement for Purchase and Sale. The use of salts/deicers on concrete is not recommended as these materials may cause deterioration (spalling/scaling) of the surface. Lack of maintenance by not removing ice and snow may also cause spalling/scaling. Any spalling/scaling is excluded.

3. **STRUCTURAL SYSTEMS**. Main structural systems of the home shall be warranted for a period of one (1) year from the date of closing. The structural systems include, but are not limited to, walls, partitions, floor systems, and roof systems. Walls and partitions include original interior and exterior walls and dividers of the structure. Warranty is limited to structure only, and does not include hairline cracking in sheetrock or paint. Floor systems include the flooring structures that cover the concrete slab on the first floor as well as interior flooring structure for upper floors. Flooring, such as carpet, tile, and other flooring materials are not included in the Limited Warranty, but are covered by a Manufacturer's Warranty. Roof systems include the trusses and roofing components of the house.

4. **WARRANTY.** Purchaser further understands, acknowledges and agrees that any and all other representations, warranties, liabilities or claims (including claims or liabilities resulting from the negligent acts or omissions of Builder and subcontractors), of any nature, express or implied, including, but not limited to, those of workmanlike construction, habitability, design, condition, quality, or otherwise, as to the flatwork are expressly disclaimed by Builder and waived by Purchaser. Purchaser further waives any and all claims which you may have against Builder, now or in the future, whether for breach of contract, negligence, breach of warranty, or otherwise, relating to all matters described in this Limited Warranty Agreement.

H. **BUILDER SHALL CORRECT ANY DEFECTIVE MATERIALS OR WORKMANSHIP IN THE FOLLOWING COMPONENTS OF THE HOME:**

1. **ROOFING COMPONENTS.** Roofing components, including roof and flashings, are warranted against leaks and defects. The Limited Warranty does not cover defects which are a direct result of deliberate acts by Purchaser, such as the attachment of external antennas, solar panels or damage caused by acts of nature, such as wind, hail, lightning, rain, or snow. The Limited Warranty does not include damage caused by objects falling onto roofing components or winds in excess of sixty (60) miles-per-hour.

2. **DRAINAGE/GRADING.** Purchaser understands and agrees that there are approved grading plans for the subdivision and lot which have been engineered and designed to standards established by the local government agencies to ensure proper drainage. A drainage engineer has certified and approved a final grade and proper drainage of the lot and a copy has been provided to you with your closing documents. Adequate drainage of water away from the home is warranted as follows:

a. **Builder is not responsible for damages that results from any changes in grading or the drainage pattern of the lot after the date of closing. Builder will not make repairs to landscaping and grading after closing. Any subsequent repairs to drainage and/or grading are the sole responsibility of the Purchaser.**

b. Builder is not responsible for damages that result from a failure on the part of the Purchaser to maintain drainage patterns, which may result in damage to the home, the lot, or neighboring properties.

c. Builder is not responsible for damages that result from any alteration to drainage and grading plans for the lot as a result of landscaping.

d. Builder is not responsible for changes in grading caused by erosion.

e. Purchaser acknowledges that sod and sprinkler systems should be placed at least **four (4) feet** from the foundation of the house. Builder is not responsible for any damage caused to the Property due to improper landscaping installation.

f. Purchaser agrees that any landscaping or fences installed upon the Property should be installed in a way so as not to inhibit or impair proper drainage from the house.

g. Purchaser agrees that gardens, sheds, or any other exterior obstructions can inhibit or impair drainage.

h. Down spouts are the responsibilities of Purchaser and they shall remain in the proper position to ensure proper drainage away from the house. Builder is not responsible for any damage caused by down spouts that remain in the upright position.

i. **Purchaser understands that any changing of the approved final grade will void the engineer's approval and may cause damage to neighboring properties. Purchaser agrees that Builder is not responsible for any improper drainage discovered *after* the closing of the Property. Grading and drainage patterns are approved at the closing by a certified drainage engineer.**

j. Purchaser agrees to indemnify and hold Builder harmless from any claims regarding damages related to drainage problems.

k. The Limited Warranty applicable to drainage systems shall not apply to damage caused by natural disasters or negligent acts of Purchaser.

l. Settlement repairs to any backfilled areas in excess of six inches (6") shall only be performed by the Builder once during the Limited Warranty period. Areas which may experience less than six inches (6") of subsidence are considered Purchasers responsibility.

3. **PLUMBING SYSTEMS.** Builder warrants the structural components of the plumbing systems to be free of defects in materials and workmanship. Builder also warrants that the faucets and toilets will function and drain properly. The Limited Warranty does not apply to damage to the plumbing systems that may be caused by the Purchaser and are not due to defects in materials or workmanship.

a. There are individual stop valves located within the cabinet below each sink and the main water valve termination is typically located in the basement to shut off water from a leak associated with water supply lines. Alterations of these systems within your warranty period will void any and all applicable limited warranties. The manufacturer of your water heater may provide an additional warranty after your Limited Warranty expires. Repairs and/or services needed after the Limited Warranty period, should be directed to the manufacturer for possible manufacturer coverage.

b. Exterior hose bibs. It is of the utmost importance that you disconnect any garden hose from the exterior hose bib/faucet once colder weather arrives. Failure to do so may result in damages to the faucet stem within the basement with possible water damages to your home. Once you have taken possession of your home after closing, these are excluded from any warranty coverage and/or any subsequent damages to your home and/or personal properties in the event of failure.

4. **HEATING AND COOLING SYSTEMS.** Builder warrants the heating and air conditioning systems that were included in construction of the home and were installed by Builder. Builder warrants that the systems will operate properly in the original finished rooms of the home

and that they will meet municipal inspection standards. The manufacturer of your heating and cooling system may provide an additional warranty after your Limited Warranty expires. Repairs and/or services needed after the Limited Warranty period, should be directed to the manufacturer for possible manufacturer coverage. Loss of air conditioning, if applicable, is not considered an emergency situation and should be submitted to the Customer Service department via the online warranty system or with a Warranty Claim Form. Any dampness, condensation, heat build-up or freezing to any portion of the home caused by Purchaser's failure to maintain property ventilation and heating is excluded.

5. **ELECTRICAL SYSTEMS.** Builder warrants the electrical systems that were included in construction of the home and were installed by Builder. Builder warrants that the systems will operate properly in the original finished rooms of the home and that they will meet municipal inspection standards.

6. **LANDSCAPING/IRRIGATION.** Irrigation system, trees and shrubs are warranted only during the first growing season. I.e. if a home closes during the Spring/Summer and plant material is alive through the summer, but fails to bloom the next spring, this is not warranted. If a closing takes place during the winter months and there is no irrigation with the trees/shrubs installed while dormant, if the plant(s) do not have growth the following spring, those plants will be inspected and replaced if necessary. Once sod is installed and sprinkler system operational, there is no warranty on sod. If replacement of plant materials is warranted, replacement of plant materials is dependent upon weather conditions and availability. Trees will not be replaced in extreme hot weather. Any plant materials replaced will not receive an additional warranty period. It is the Purchasers responsibility to winterize the irrigation system. Any damages resulting from inadequate or failure to winterize the irrigation system will be the sole responsibility of the Purchaser.

7. **APPLIANCES**. It is recommended that Purchaser register all appliances within ninety (90) days of occupancy. All warranties on appliances are provided through the manufacturer. Any services and/or repairs during the Limited Warranty period shall be scheduled through the Builder. Any services and/or repairs after the Limited Warranty period shall be scheduled by the Purchaser through the manufacturer.

8. **INTERIOR CARPENTRY, DRYWALL AND PAINT.** Carpentry encompasses a variety of materials within your home; doors, trim, casing, window sills, cabinetry, stair rails, etc. These materials are prone to damages as are all materials in your home being that several different trades are scheduled at intervals throughout the construction process. Damages are possible and most can be repaired without replacement. All repairs to material damages should be completed prior to closing. However, it is not uncommon that some minor cosmetic issues may be missed during our drywall & paint finals which you may note after occupancy. Repairs and/or replacements are at the sole discretion of your Builder.

9. **FLOORING.** Flooring materials installed within your home are durable, but not impervious to damages and wear. Each type of flooring will perform differently due to installation requirements and materials of which they are constructed. All flooring materials are manufactured in specific widths and lengths that may require seaming of these materials to fill the required flooring areas. The visibility of seams is typical and to be expected as is normal "wear and tear" within high traffic areas, entries, hallways and stairs. The use of "tack-strip" is an integral part of carpet installation to keep the materials taught and stretched. Hardwood flooring is susceptible to expansion and contraction. Separation/gapping is typical and to be expected. Builder does not warrant the visibility of seams, traffic wear, gapping, tack strip protrusions, and/or any damages to flooring after occupancy.

10. **HOMES PURCHASED FOR INVESTMENT PURPOSES.** Builder shall honor the Limited Warranty for homes purchased for investment purposes with the acknowledgment that Purchaser, rather than tenants of the Property, shall submit all warranty claims. Builder shall correspond *only* with Purchaser for warranty repair

I. **ITEMS SPECIFICALLY EXCLUDED UNDER THE LIMITED WARRANTY:** The following items do not affect the structural integrity of the home and are caused by circumstances beyond Builder's control.

1. **WINDOWS/SCREENS.** Builder shall not warrant against broken or scratched windows, nor does Builder warrant missing, torn, or defective screens after the date of closing.

2. **SURFACES.** Builder shall not warrant against chipped or otherwise defective surfaces of appliances, plumbing fixtures, sinks, counter tops, and toilets after the date of closing. Builder also does not warrant chipped or scratched porcelain, tile, Formica, or marble/granite surfaces after the date of closing.

3. **OWNER'S REPAIRS.** Builder is not responsible for repairing damage that is caused by Purchaser or Agents of Purchaser, including attempts to repair items otherwise covered by the Limited Warranty. Be advised that any Purchaser repairs may void the Limited Warranty. Any costs incurred for unauthorized repairs without prior written authorization of Builder are not reimbursable.

4. **ORDINARY WEAR AND TEAR.** Builder shall not warrant against any damage caused by ordinary wear and tear due to day-to-day living

5. **HOMEOWNER MAINTENANCE.** Builder is not responsible for general home maintenance which should be completed by the Purchaser as a course of home ownership responsibility. Builder is not responsible for damage resulting from Purchaser's lack of maintenance or Purchaser's failure to minimize or prevent such loss or damages in a timely manner.

6. **PESTS:** Any loss or damage to the home, persons or property directly or indirectly caused by insects, birds, vermin, rodents or wild or domestic animals.

7. **CATASTROPHES.** The Limited Warranty does not cover damage caused by acts of God, weather, natural disasters acts of war, and other circumstances beyond Builder's control.

8. **WATER**. Loss or damage from resulting directly or indirectly from flood, surface water, overflow of a body of water or spray from any of these (whether or not driven by wind) water which backs up from sewers or drains, changes in the water table where reasonably not foreseen, water below the surface of the ground (including water which exerts pressure on or seeps or leaks through a building, sidewalk, driveway, foundation, swimming pool, or other structure) wetlands, springs or aquifers. Intrusion of water into basement.

9. **ALTERATIONS.** Builder is not responsible for alterations, changes, or additions by Purchaser and/or their subcontractors and any damage resulting from the same. This is applicable to interior, exterior and the grade of the property. A building permit is **required** for all structural changes, plumbing, electrical and additions.

10. **ABUSE.** Builder shall not warrant against or repair damages which may have been caused by abuse or lack of maintenance of integral systems of the home.

11. **GROUTING.** Seasonal expansion/contraction and compression of the home as it settles may cause caulking separation at both the interior and exterior of the home. Any and all of these inherent conditions are excluded from coverage and considered Purchaser's responsibility. Builder shall not warrant against cracking or separation in grout lines of tile, brick, or similar materials.

12. **EXTERIOR PAINTING.** The Limited Warranty does not warrant against normal fading, chalking, or cracking of exterior paint caused by temperature, moisture, and exposure.

13. **SUMP PIT.** A sump pit may have been installed in the home. Builder specifically recommends that if a pit has been provided, Purchaser shall install a sump pump.

14. **RADON**. The presence or consequence of changes in the levels of radon, formaldehyde, carcinogenic substances or other pollutants and contaminants: or the presence of hazardous or toxic materials resulting in uninhabitability or health risk within the home. Builder will not accept any Radon test results post closing pursuant to the Agreement for Purchase and Sale Agreement.

15. **CONSUMER PRODUCTS. Builder shall not warrant against items which are considered to be consumer products and are not part of the structural components of the home. Each component is covered by specific warranties from manufacturers. These products include, but are not limited to:**

Any and all Appliances	Furnace	Plumbing Fixtures
Air Conditioning Unit	Hot Water Heater	Light Fixtures
Garage Door Opener	Fireplace	Siding
Humidifier	Shingles	

16. Any consequential damages to personal property.

17. The home was built to building codes as applicable at the time of construction. Any repairs performed pursuant to this Limited Warranty Agreement will restore the home to the building code standards at the time of construction. Builder is not obligated to complete repairs to any subsequent building code standards.

J. **LIMITATION OF LIABILITY.** The Builder's liability and obligations are limited to the repair, replacement or payment of the reasonable cost of repair or replacement of the warrantied items. The choice to repair, replace or make payment is the sole discretion of the Builder. All other warranties, express or implied, including, but not limited to, all implied warranties of fitness, merchantability or habitability, are disclaimed and excluded to the extent allowed by law. Actions taken to cure defects will NOT extend the periods of specific coverages in this Limited Warranty Agreement. Only warranted elements which are specifically designated are covered.

K. **PURCHASER'S REVIEW.** By signing this Agreement, Purchaser acknowledges that all items related to the Limited Warranty and Manufacturer Warranties have been discussed and reviewed, and that Purchaser understands and accepts said Agreement. Purchaser agrees to accept the Property in an "AS IS" condition as of the date of closing for the Property located at: ____.

(Property Address)

L. **SURVIVE CLOSING.** The provisions of this Agreement have been specifically read and understood and survive closing and transfer of title.

M. **SEVERABILITY.** If any part of this Agreement is unenforceable or determined to be contrary to law, the remaining portions of the Agreement shall continue in full force and effect.

By: ______________________________ ______________________
Its: Builder Representative Date

______________________________ ______________________
PURCHASER Date

______________________________ ______________________
PURCHASER Date

TO BE EXECUTED AT CLOSING

Reset

Address: 633 85th Avenue Court City/St/Zip: Greeley/Colorado/80634 Model: Sundance Sq Ft: 2,096
Seller: J&J Construction of Northern Colorado, LLC County: Weld Legal: Lot 286
Close Date: March 12, 2025 Contract Date: February 11, 2025 Subdivision: Union Colony West Subdivision

On Site Sales: Liz Demaske
Realtor: Matt Doughty
Office: Trowbridge Realty Corporation DBA Marketplace Home
Phone: [redacted] Fax:
Address:
Email: [redacted]

Buyers: Arrived Holdings Inc and/or Assigns
Signers: Jeff Talbert

Mailing: 1700 Westlake Ave N, Suite 200, Seattle, WA 98109
Phone:
Email: jeff@arrived.com
Title: Tenant in Severalty
(Joint Tenants, Tenants in Common or Joint Severalty)

Home sale: Does Not HSC Close:
Address: N/A.

List Agent: N/A.
Office:
Phone:

Lending Institution: N/A.
Originator:
Phone: Fax:
Email:
Loan Type: Cash
Commitment Deadline:

Source of Water: Town of Windsor: 970-674-2403

Options:

A/C	5,000
Fence (see drawing)	7,300

Option Total: 12,300

Base Price: 509,850

Total Purchase Price: 522,150

Contract Price: 477,755

Concessions: 0

Commission Amount: 13,964 Adjustment: 0
If no Realtor, enter the commission amount above as negative in adjustment.

Earnest Money: 6,150 Form: Note Due
If Promissory Note-due date: February 14, 2025
EM Provisions:

$6,150 earnest money shall be considered non-refundable and will be credited to buyers at closing.

Additional Provisions:

N/A.

Initial JT

J & J CONSTRUCTION OF NORTHERN COLORADO, LLC
JOURNEY HOMES, LLC
7251 WEST 20th STREET #L-200
GREELEY, COLORADO 80634
(970) 352-7072
(970) 330-5357

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

THIS FORM AND ALL EXHIBITS AND/OR ADDENDUMS ATTACHED HERETO HAVE NOT BEEN APPROVED BY THE COLORADO REAL ESTATE COMMISSION

AGREEMENT FOR PURCHASE AND SALE
(RESIDENTIAL) (NEW CONSTRUCTION)

THIS AGREEMENT is made and entered into this February 11, 2025 by and between J&J Construction of Northern Colorado, LLC ("Seller") and Arrived Holdings Inc and/or Assigns ("Buyer") as Tenant in Severalty

WITNESSETH:

1. **PROPERTY**. Seller owns and Buyer agrees to purchase the following-described real property situate in Weld County, Colorado, to-wit:

Lot/Block: Lot 286

Subdivision: Union Colony West Subdivision

Commonly known as:

633 85th Avenue Court Greeley/Colorado/80634
Street Address, City, State, Zip

together with any and all improvements constructed or to be constructed thereon (collectively, the "Property").

2. **PURCHASE PRICE**. The Purchase Price for the Property shall be $ 477,755, plus customary closing costs paid by a buyer of real estate in the State of Colorado, which shall be payable as follows:

A. Earnest Money Deposit. $ 6,150 as part of payment of the Purchase Price in the form of Note Due payable to and held by Heritage Title ("Title Company"), ("**Earnest Money Deposit**"), payable or deliverable upon the execution of this Agreement. The Title Company shall hold the Earnest Money Deposit in a non-segregated account at a depository selected by Seller. Any and all interest earned on said Earnest Money Deposit shall be that of the Seller, and shall not be applied to the Purchase Price at closing. Any Earnest Money Deposit designated as Non-Refundable in Paragraph 2C below shall be held by the Seller. Buyer acknowledges that if for any reason whatsoever this transaction does not close the Title Company only needs to receive written instructions from Seller as to the disbursement of the Earnest Money. Any Real Estate Broker involved in this transaction shall have no claim to the Earnest Money Deposit.

B. Seller Concessions: Seller, at Closing, shall pay or credit, as directed by Buyer or Buyer's Lender a total amount not to exceed $ 0 to assist with Buyer's closing costs, and/or allowable prepaids, ("Seller Concessions"). If the amount of Seller Concessions exceeds the aggregate of the closing costs and /or allowable prepaids, Seller shall not pay or be charged over the closing costs and allowable prepaids. **ANY CHANGES TO SELLER CONCESSION AMOUNTS MUST BE MADE IN WRITING WITHIN FOURTEEN (14) DAYS OF CONTRACT ACCEPTANCE. If appraised valuation is less than the Purchase Price, Buyer agrees that the amount**

E. Late Payments. If any amount due hereunder from Buyer is unpaid by the date due under this Agreement, such payment shall bear interest from the date the payment is due at the rate of eighteen percent (18%) per annum.

3. **NEW LOAN**.

A. Subject to the terms and conditions of Paragraph 3.D. and 3.E., this Agreement is contingent upon Buyer obtaining a commitment for Cash ______________ new mortgage loan with an interest rate at the prevailing rate in effect for similar mortgage loans at the time of closing. Such commitment shall be in form and substance reasonably acceptable to Seller. The loan will be secured by a first deed of trust. This contingency shall be terminated upon delivery of an acceptable loan commitment to Seller.

B. Loan Application. Buyer shall use its best efforts to obtain the loan and agrees to make a diligent, truthful, proper and verifiable loan application to a lender(s), without delay, but in no event later than seven (7) days from the date of this Agreement. Buyer further agrees to promptly (within 48 hours after each request from any lender) furnish such verifications of bank accounts and employment or any other instruments or information as may be required by lender to process Buyer's application. Within seven (7) days from the date of this Agreement, Buyer shall give Seller written notice of the name and address of each lender with which Buyer has submitted an application for a loan. In the event Buyer fails to apply for said loan within said period, or does not diligently furnish requested loan information within Buyer's control within the time frames set forth herein, Buyer shall be in default hereunder and Seller, in it's sole and absolute discretion, may pursue Seller's remedies described herein.

C. Expenses of Loan. Buyer agrees to (i) pay the usual expenses incident to negotiating and obtaining said loan, including, but not limited to, amounts required by lender as fees and the amounts escrowed for taxes and fire and casualty insurance premiums; (ii) execute without delay any and all mortgage, deed of trust, and other forms required by lender; and (iii) otherwise comply with any and all requirements imposed by lender in connection therewith.

D. Loan Commitment. This Agreement is contingent upon Buyer obtaining a written loan commitment on or before ______________________________ ("Loan Commitment Deadline"). This contingency shall be deemed waived unless Seller receives from Buyer, no later than **Loan Commitment Deadline** written notice of Buyer's inability to obtain such loan commitment. If Buyer so notifies Seller, this Agreement shall terminate and any refundable Earnest Money Deposit shall be returned to Buyer. **IF SELLER DOES NOT RECEIVE WRITTEN NOTICE TO TERMINATE AND BUYER DOES NOT CLOSE, BUYER IS IN DEFAULT AND THIS CONDITION SHALL BE DEEMED WAIVED AND BUYER'S EARNEST MONEY SHALL BE NONREFUNDABLE. BUYER'S DECISION NOT TO PURSUE A LOAN SHALL NOT BE DEEMED AS BUYER'S INABILITY TO OBTAIN A LOAN COMMITMENT.**

E. Backup Commitment. Seller, in it's sole and absolute discretion, may require Buyer to submit a backup loan application and all required documentation to Seller's approved lender within seven (7) days from the date of this Agreement. Buyer agrees to perform pursuant to this Agreement and obtain a loan through **either** lender of Buyer's choosing or Seller's approved lender in order to ensure the timely close of this transaction. A loan must be fully approved by **Loan Commitment Deadline** and all loan contingencies removed, or Buyer shall submit a complete backup loan package with Seller's approved lender. If Buyer cannot close on time due to lender issues, Buyer shall close with Seller's approved lender, subject to final approval by Seller's approved lender.

4. **CONSTRUCTION OF RESIDENCE**. The Purchase Price of the Property includes construction of a single-family residence to be built by the Seller in substantial compliance with the floor plans, renderings and/or Option Selection Addendum (collectively, the "**Plans**") identified on **Exhibit A** attached hereto and incorporated herein by reference. It is the understanding of the parties that the Purchase Price includes allowances for those specific items ("**Specifications**") identified on **Standard Features Addendum** attached hereto and incorporated herein by reference. A description of the options which Buyer has selected in connection with the construction of the residence ("**Options**") are identified on **Option Selection Addendum** attached hereto and incorporated herein by reference. Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that:

A. In the event that the walks, streets, landscaping and/or final grading of the Property are not completed prior to the date of closing, Seller shall provide a completion certificate to Buyer at closing. Any and all items on the certificate shall be completed, weather permitting, and in accordance with any local code compliance. Closing shall not be delayed and Seller will not escrow for such work.

B. Seller shall have the right to construct the residence as shall best conform, in Seller's sole and absolute discretion, to the grade of the lot upon which the residence is being constructed or in accordance with the

additions, modifications, changes or alterations shall be paid by Buyer to Seller upon demand by Seller, and any such sums shall be retained by Seller as liquidated damages in the event Buyer does not close this transaction. In the event Buyer does not close this transaction, for any reason whatsoever, Seller shall not be obligated to reimburse Buyer for any and all sums which Buyer may pay, or has paid to third party suppliers, contractors or materialmen for any and all upgrades and/or options. Any benefit to Seller for upgrades and/or options paid for by Buyer shall be retained by Seller as liquidated damages as a result of Buyer's failure to close this transaction.

F. The Purchase Price for the Property shall be equitably adjusted in the event Seller encounters (i) subsurface or latent physical conditions on the Property differing materially from those indicated on the Plans, (ii) unknown physical conditions on the Property of an unusual nature differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in the Plans, or (iii) costs resulting from delays incurred that are not the sole responsibility of Seller.

5. **CHANGE ORDERS**. Buyer may select options in addition to any provided for on the Plans and Specifications provided in this Agreement. To request a change order Buyer shall execute a written change order form ("**Change Order**") to be provided by Seller and submit such Change Order to Seller. **There is a non refundable administrative cost to Buyer of Three Hundred Dollars ($300) per Change Order submitted.** The administrative cost of any such Change Order shall be non-refundable (except as specifically provided herein), and shall be paid in full by Buyer in cash upon submission of the Change Order form. Seller shall be under no obligation to accept any requested Change Order submitted by Buyer. Each Change Order shall specify the change, addition, or deletion, and the method of payment of the additional cost including, without limitation, any adjustment in the Purchase Price and any extensions of time for performance hereunder. If any Change Order is not accepted by Seller, any deposit and the administrative cost paid by Buyer for the Change Order shall be returned to Buyer. If Seller agrees to a requested Change Order from Buyer, Seller shall sign the Change Order form. Change Orders will only be honored if signed by both Buyer and Seller. If the Purchase Price increases as a result of a Change Order, Buyer's lender shall deliver to Seller within three (3) business days following the date of the Change Order, written verification that such increase in Purchase Price shall not affect Buyer's ability to qualify for the new loan to be obtained by Buyer, and that either the loan amount or the cash required at closing, or some accommodation thereof, shall be increased as necessary to pay the increase in Purchase Price.

6. **COLORS AND OPTIONS**. Buyer agrees that colors and options selected by Buyer may only be available within the time frame specified by the Seller and only through suppliers designated by Seller using forms provided by Seller for such purpose. In the event a given color or optional item is unavailable Buyer shall select a compatible color or item listed on the option sheet provided by Seller within two (2) business days after notice that the color or item is unavailable. If Buyer fails to make such selections within the specified time Seller shall have the right to make the selections on behalf of Buyer and Buyer agrees to accept such selections. Any color or option selected by Buyer shall be subject to the final approval of Seller, in Seller's sole and absolute discretion. All exterior color selections are subject to architectural review. In the event the exterior color selections are not approved through architectural review, Buyer will have two (2) business days to alter their exterior color selections.

7. **DIRECTION OF WORKING FORCES**. Buyer agrees that direction and supervision of the working forces including, but not limited to, any and all subcontractors rests exclusively with Seller, and Buyer shall not issue any direction, supervision or instruction to or otherwise interfere with the working forces. Buyer shall be responsible for any damages or increased costs of construction resulting from its failure to comply with this provision.

8. **ADDITIONAL WORK**. Unless authorized by Seller, Buyer shall not contract for additional work with Seller's subcontractors, materialmen or suppliers nor engage other subcontractors to perform work on the Property until the residence is complete and title is transferred to Buyer.

9. **OCCUPANCY**. The Property shall not be occupied by Buyer, nor shall any property of Buyer be stored therein, until the Purchase Price has been paid to Seller, and title is transferred to Buyer. By occupying the Property, Buyer acknowledges that the Property has achieved substantial completion and any outstanding punchlist items have been completed to the Buyer's satisfaction.

10. **SUBSTANTIAL COMPLETION**. Seller will use reasonable efforts to substantially complete and convey the Property within six (6) months after commencement of construction. Notwithstanding the foregoing, the date of substantial completion and the date of conveyance shall be automatically extended for a period equal to any period of time during which Seller is prevented from performing by strikes, labor disputes, weather, the unavailability or shortage of labor or materials, force majeure, or any other matters beyond the reasonable control of Seller. If, pursuant to this paragraph, substantial completion of the Property is delayed beyond nine (9) months after the date of this Agreement, any party to this Agreement shall have the right to terminate this Agreement by giving written notice thereof to the oth

Property shall be deemed to be full performance by Seller of each and every obligation of Seller under this Agreement. Buyer shall not enter the construction site during the period of construction. Buyer shall only be allowed on the construction site upon reasonable notice to Seller, at a time and date to be scheduled by Seller and in the presence of Seller's designated representative. Buyer shall not have the right to enter the construction site, for any purpose, without compliance with the above requirements. Buyer and any guests, licensees or invitees hereby unconditionally release and waive any claim or cause of action for personal injury or property damage against Seller which may result in connection with Buyer's entrance on the construction site, with or without approval from Seller.

13. **CARBON MONOXIDE ALARMS/RADON.** All parties acknowledge that Colorado law requires that Seller assure the Property has an operational carbon monoxide alarm installed within fifteen feet (15') of the entrance to each bedroom or in a location as required by the applicable building code. Any radon testing must be completed by a licensed inspector prior to closing. Test results must be received by Seller the earlier of three (3) days after test completion or seven (7) days prior to closing. Any radon test costs shall be the sole responsibility of Buyer. Seller will not accept post-closing radon test results without written approval from Seller. Under no circumstance will a closing date be delayed due to radon testing or radon mitigation.

14. **SELLER'S WARRANTY AND ADVISEMENTS**.

A. Warranty. Within seven (7) days subsequent to execution of this Agreement, Seller shall mail a copy of Seller's homeowner's warranty program to Buyer. If Buyer does not notify Seller, in writing, of non receipt of such warranty program then Buyer is deemed to have received a copy. To the fullest extent permitted by law, Buyer acknowledges and agrees that said warranty program constitutes the sole warranty by Seller, whether express or implied. **THE IMPLIED WARRANTIES OF WORKMANLIKE CONSTRUCTION AND HABITABILITY ARE HEREBY EXPRESSLY DISCLAIMED, AND ARE OF NO FORCE AND EFFECT.** Except for the Seller's homeowner's warranty program, the home is being purchased in its "AS IS" physical condition.

B. Expansive Soil, Damage Exceptions to Warranty. **BUYER HEREBY ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED BY SELLER, AND UNDERSTANDS, THAT THE SOILS WITHIN THE STATE OF COLORADO CONSIST OF BOTH EXPANSIVE SOILS AND LOW-DENSITY SOILS, WHICH WILL ADVERSELY AFFECT THE INTEGRITY OF THE RESIDENCE IF THE RESIDENCE AND THE PROPERTY ARE NOT PROPERLY MAINTAINED. BUYER FURTHER UNDERSTANDS THAT IT HAS A DUTY TO PROPERLY MAINTAIN THE PROPERTY IN ORDER TO MINIMIZE OR PREVENT ANY DAMAGE AS A RESULT OF EXPANSIVE SOILS. THE BUYER, UPON EXECUTION HEREOF, ACCEPTS THE CONDITIONS OF THE PROPERTY AND THE RESIDENCE "AS IS", AND WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT THOSE CONTAINED IN THE HOMEBUILDERS WARRANTY WHICH IS MADE A PART OF THIS CONTRACT AND THE INDUSTRY STANDARD ONE-YEAR WARRANTY. FOR EXAMPLE, SHOULD THE RESIDENCE BE BUILT ON EXPANSIVE SOIL, PRECAUTIONS MUST BE TAKEN WITH RESPECT TO VEGETATION PLANNING, WATERING, AND RAINWATER DRAINAGE AROUND THE DRIVEWAYS AND FOUNDATIONS TO PREVENT DAMAGE. SHIFTING AND CRACKING OF CONCRETE SLABS IS NORMAL AND SHOULD BE EXPECTED IN AREAS WITH EXPANSIVE SOIL AND IF MINOR, IS NO CAUSE FOR CONCERN. SELLER SHALL COMPLETE THE GRADING OF THE PROPERTY AND SHALL ESTABLISH SWALES AND DRAINAGE PATTERNS WHICH CONFORM TO THE FINAL APPROVED GRADING PLAN AND IN A MANNER WHICH WILL ASSURE THAT ANY WATER FALLING ON THE PROPERTY, WHETHER FROM NATURAL PRECIPITATION OR FROM LAWN IRRIGATION, WILL FLOW AWAY FROM THE RESIDENCE. BUYER HEREBY COVENANTS AND AGREES TO MAINTAIN THE GRADING, SWALES, AND DRAINAGE PATTERNS ESTABLISHED BY SELLER. IN THE EVENT THAT BUYER CHANGES OR FAILS TO MAINTAIN SAID GRADES, SWALES, AND DRAINAGE PATTERNS IN ANY MANNER, BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL DAMAGES CAUSED BY IMPROPER DRAINAGE, AND BUYER SHALL INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL COSTS, EXPENSES, DAMAGES, AND LIABILITIES, INCLUDING, BUT NOT LIMITED TO, ATTORNEYS' FEES, INCURRED BY SELLER ARISING FROM OR IN ANY WAY RELATED TO BUYER'S CHANGE OF OR FAILURE TO MAINTAIN SAID GRADES AND DRAINAGE PATTERNS.**

C. Flatwork. **THE PARTIES ACKNOWLEDGE THAT IT IS IMPOSSIBLE TO PREVENT CRACKING, HEAVING, SETTLING, PITTING, SCALING, AND/OR SPALLING IN DRIVEWAYS, WALKWAYS, PATIOS, STEPS, AND OTHER CONCRETE WORK (HEREINAFTER COLLECTIVELY "FLATWORK") DUE TO THE NATURE OF THE MATERIAL, TOGETHER WITH THE SOILS, WEATHER AND OTHER CONDITIONS EXISTING IN COLORADO. BUYER UNDERSTANDS THE FLATWORK WILL MOST LIKELY CRACK AFTER CLOSING AND SELLER**

EXPRESSLY DISCLAIMED BY SELLER AND WAIVED BY BUYER. EXCEPT AS EXPRESSELY PROVIDE HEREIN, BUYER FURTHER WAIVES ANY AND ALL CLAIMS WHICH BUYER MAY HAVE AGAINST SELLER, NOW OR IN THE FUTURE, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, OR OTHERWISE, RELATING TO ALL MATTERS DESCRIBED IN THIS AGREEMENT. EXCEPT FOR THE WARRANTIES PROVIDED IN SUBPARAGRAPH 14.A. HEREOF BUYER ASSUMES THE RISK OF ANY AND ALL DAMAGE OCCURRING IN OR APPEARING ON THE PROPERTY OR THE RESIDENCE AND OTHER IMPROVEMENTS CONSTRUCTED THEREON FROM AND AFTER THE DATE OF CLOSING, REGARDLESS OF THE CAUSE THEREOF. BUYER'S ASSUMPTION OF THIS RISK IS PARTIALLY IN CONSIDERATION OF THE AMOUNT OF THE PURCHASE PRICE STATED HEREIN, WHICH IS LOWER THAN IT WOULD BE IF SELLER WERE TO BE HELD RESPONSIBLE FOR ANY SUCH RISKS BY VIRTUE OF ANY BREACH OF CONTRACT, NEGLIGENCE, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES.

15. **DATE OF CLOSING**. The date of closing shall be March 12, 2025. The hour and place of closing shall be designated by Seller. Seller shall deliver possession of the Property to Buyer pursuant to Paragraph 10. Notwithstanding the foregoing, Seller shall have the unconditional right to extend the closing date up to an additional sixty (60) days, at the sole and absolute discretion of Seller. Seller shall have the unconditional right to move up the Closing Date to an earlier date dependent on the completion of construction.

16. **EVIDENCE OF TITLE**.

A. Title Commitment. A current commitment for title insurance policy in an amount equal to the Purchase Price shall be furnished to Buyer at least fifteen (15) days prior to the date of closing ("Title Deadline"). Seller shall deliver the title insurance policy to Buyer after closing and pay the premium thereon.

B. Delivery of Deed/Exceptions to Title. Except as otherwise specified in this Subparagraph 16.B and in Subparagraph 16.C hereof, title to the Property shall be merchantable in Seller. Subject to payment or tender as above provided and compliance with the other terms and conditions hereof by Buyer, Seller shall execute and deliver a good and sufficient special warranty deed to Buyer on the date of closing conveying the Property free and clear of all liens and encumbrances except general taxes for the year of closing and subsequent years; any taxes or assessments arising by reason of the inclusion of the Property in a fire protection district, recreation and park district, water and sanitation district, or metropolitan district; easements, rights-of-way, covenants, and restrictions in existence or of record which will not affect the occupancy of the Property as a residence; and liens for special improvements thereafter installed and assessed and subject to any applicable building and zoning regulations.

C. Copies of Exceptions. On or before **Title Deadline,** Seller, at Seller's expense, shall furnish to Buyer, a copy of any plats, declarations, covenants, conditions and restrictions burdening the Property, and copies of any other documents listed in the schedule of exceptions. This requirement shall pertain only to documents as shown of record in the office of the clerk and recorder(s). The title insurance commitment, together with any copies or summaries of such documents furnished pursuant to this section, shall constitute the title documents ("Title Documents").

D. Title Review/Right to Cure Defects. Buyer shall have a right to inspect the Title Documents. If title is not merchantable, written notice of defect(s) must be given by Buyer or Buyer's agent to Seller or Seller's agent within seven (7) days from the date the title commitment is furnished to Buyer, otherwise Buyer will be deemed to have accepted the condition of title to the Property. If Buyer provides such notice, Seller shall have the right, at its sole option, to correct such items and to extend the date of closing for not more than thirty (30) days. If title is not rendered merchantable within said thirty (30) days, then Buyer shall have the right, at his sole option, to terminate this Agreement by giving written notice thereof to Seller and, upon such termination, all monies paid by Buyer hereunder shall be returned, without interest, to Buyer and both parties shall be released from any further obligations hereunder; provided, however, Buyer may, on or before closing, waive objection to said unsatisfactory title condition(s).

E. Special Taxing Districts. **SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY MAY BE LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION**

COUNTY CLERK AND RECORDER. OIL AND GAS ACTIVITIES THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS AND GAS GATHERING AND PROCESSING FACILITIES. BUYER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION. Such matters may be excluded from the title insurance policy. Buyer is advised to consult legal counsel with respect to all such matters as there are strict time limits provided herein. Seller shall reserve and retain any and all minerals, mineral rights, gravel and gravel rights, oil and oil gas rights, rights of way and easements, if any, that may be owned by Seller with respect to the Property.

17. **PRORATIONS**. General taxes for the year in which the closing occurs shall be prorated to the date of closing based upon the most recent mill levy and assessment available from government authorities. Any annual homeowner association fees or water and sewer charges shall also be prorated the date of closing. Homeowner association transfer and/or reserve fees shall be paid by Buyer. Fees for real estate closing services shall not exceed $200, and shall be paid at closing equally by Seller and Buyer. If the closing is held later than the closing date established pursuant to Paragraph 15 hereof through no fault of Seller, the above items shall be prorated to the Original closing date. All adjustments and prorations at the time of closing shall be final.

18. **RISK OF LOSS**. Prior to the date of closing, the risk of loss with respect to the residence shall be borne by Seller. In case of any partial or total destruction of the residence, the estimated completion date may be extended by Seller; provided, however, that if completion is delayed beyond twelve (12) months after Seller's receipt of Buyer's loan approval, any party to this Agreement shall have the right to terminate this Agreement by giving written notice thereof to the other party, and upon such termination, all refundable monies paid by Buyer hereunder shall be returned, without interest, to Buyer. Notwithstanding the foregoing, if the residence is damaged to an extent exceeding thirty (30) percent of the then reconstruction cost of the residence, Seller shall have the right, at its sole option, to terminate this Agreement by giving written notice thereof to Buyer and, upon such termination, all monies paid by Buyer hereunder shall be returned, without interest, to Buyer. In no event shall Seller be responsible for any flooding, storm, natural disaster, storm water run-off resulting from Buyer's failure to landscape or Buyer's election to change the grade of the Property, extreme weather, or any other cause beyond the reasonable control of Seller.

19. **DEFAULT**. Time is of the essence hereof, and if any payment or other condition hereof is not made, tendered, or performed, or waived as herein provided, there shall be the following remedies: If Buyer is in default, Seller may elect to treat this Agreement as cancelled, in which case all payments and things of value received hereunder shall be forfeited and retained on behalf of Seller, and Seller may recover such damages as may be proper, or Seller may elect to treat this Agreement as being in full force and effect, and Seller shall have the right to specific performance or damages, or both. If Seller is in default, Buyer may elect to treat this Agreement as cancelled, in which case all payments and things of value received hereunder shall be returned. Any Earnest Money deposit(s) paid to Seller shall be returned to Buyer as the sole and exclusive remedy available to the Buyer for such default. This limitation shall include any claims for attorneys' fees, interest and actual or consequential damages. It is agreed that the return of the Earnest Money shall represent the reasonable estimate by the parties of the amount of damages that Buyer would suffer. Buyer hereby waives any other remedy it may have. Buyer, at its option, may elect to waive the performance of any condition, contingency or provision in Buyer's favor set forth in this Agreement. Should any action be brought by Seller to enforce or interpret this Agreement, Seller shall be entitled to receive all reasonable costs and expenses, including reasonable attorney's fees, incurred in such action.

20. **ARBITRATION**. Seller and Buyer agree to submit to binding arbitration any and all claims, disputes and controversies between or among them (expressly including the Seller, Buyer, J&J Construction of Northern Colorado, LLC, Journey Homes LLC, and their respective employees, officers, directors, attorneys and other agents) relating to the construction of the residence and the terms of this Agreement. Such arbitration shall proceed in **Greeley, Colorado**, shall be governed by Colorado law and shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association ("AAA"). The decision and award of the arbitrators are intended to be final and binding between the parties as to all claims that were or could have been raised in the arbitration. The parties are waiving their right to seek remedies in court, including their right to a jury trial. The award will be enforceable in any court of competent jurisdiction and judgment may be entered thereon. The parties vest the arbitrator(s) with the authority to determine the scope of this arbitration provision and the arbitrability of any disputes.

Arbitration hereunder shall be before a 3-person panel of neutral arbitrators, consisting of one person from each of the following categories:

selected in accordance with the Construction Industry Arbitration Rules of the AAA and shall proceed under the expedited procedures of said rules.

In any arbitration hereunder, discovery shall be permitted in accordance with Chapter 4 of the Colorado Rules of Civil Procedure, except, absent a determination by the arbitrator(s) that depositions are necessary, appropriate and consistent with the purposes of arbitration, depositions shall not be permitted without the consent of all parties. Scheduling of such discovery may be determined by the arbitrator(s), and any discovery disputes shall be finally determined by the arbitrator(s).

The Colorado Rules of Evidence shall control the admission of evidence at the hearing in any arbitration conducted hereunder, provided however, no error by the arbitrators in application of the rules of evidence shall be grounds, as such, for vacating the arbitrators' award.

The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of its costs. "Costs" mean all reasonable pre- and post-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, and court/arbitration costs. The prevailing party shall not be entitled to recover fees, costs, or investigation costs for expert consultants or witnesses. In the event Seller commences an arbitration proceeding to collect amounts owed to it under this Agreement and Seller is deemed to be the prevailing party, the Seller shall be awarded its reasonable attorneys' fees in addition to its costs.

The parties agree to exchange final witness and exhibit lists and copies of all exhibits no later than 30 days prior to the commencement of the arbitration hearing.

The arbitrator(s) shall issue his or her award within 30 days of the completion of the arbitration hearing or, if post-hearing briefs are submitted, within 30 days of receipt of the briefs. If the parties file post-hearing briefs, they shall submit such briefs within 20 days of the completion of the hearing. No extensions of time will be permitted.

In the event the arbitrator(s) requires any advance fees to be paid, the parties will divide those equally. If the arbitration award requires any party to pay more than one-half of the fees, the parties shall adjust credit for payment of the advance fee to accurately reflect payment required under the award.

The arbitration hearing shall not be open to the public. The decision shall not be published. The parties agree that the arbitrators' decision shall not establish a precedent.

Nothing contained in this Agreement shall preclude Seller from commencing an action in a court of competent jurisdiction to foreclose a mechanic's lien, which action may be stayed pending completion of the arbitration process. The stay of the court proceeding preserves Seller's right to foreclose on its mechanic's lien if Seller prevails in the arbitration. The institution and maintenance of any court action to foreclose a mechanic's lien shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration.

ARBITRATION DISCLOSURES:

(1) ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

(2) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(3) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

(4) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

21. **DOCUMENTS**. Buyer expressly acknowledges that a copy of the Geotechnical Engineering Report and any addendums thereto for the Subdivision, and a copy of the Final Drainage Report for the Subdivision are available online at www.journeyhomes.com. Buyer also acknowledges receipt of all plats or maps of the Subdivision and all exceptions to title commitments upon issuance of a title commitment pursuant to this Agreement. Seller hereby authorizes the homeowner's association to provide any CIC documents ("Governing Documents") listed below to the Buyer:

22. **SOILS DISCLOSURES/PRESALE**. Seller expressly reserves the right to revise the Purchase Price of this Agreement subsequent to an "open hole inspection" if and only if the open hole inspection indicates soils conditions that require remedial measures including, but not limited to, caissons, structural floors or any other means necessary, which are not included, nor a part of the Purchase Price pursuant to this Agreement. Subsequent to the open hole inspection if a revision to the Purchase Price is necessary, Seller shall provide to the Buyer a copy of the Foundation Recommendation prepared by a licensed soils or structural engineer as well as an Agreement to Amend/Extend Contract reflecting any revision to the Purchase Price due to any remedial measures recommended by the soils or structural engineer. Buyer shall have forty eight (48) hours following the receipt of the Agreement to Amend/Extend Contract to either accept or reject the amendment to the Agreement and the revised Purchase Price. In the event Buyer accepts the Agreement to Amend/Extend Contract, the transaction shall proceed toward closing. Should the Buyer elect to reject the Agreement to Amend/Extend Contract, this Agreement shall be terminated and all things of value shall be forthwith returned to the Buyer.

23. **MOLD DISCLOSURE:** Buyer expressly acknowledges the following:

1. Properties in Colorado may have either toxic (harmful) or non-toxic (not harmful) mold.
2. Mold may exist in the Property that Buyer is purchasing.
3. Generally, homeowner's insurance policies exclude loss due to mold.
4. Some types of mold may cause serious health problems and even death for certain individuals.
5. Not all types of mold are visible on the surface. Mold may exist behind drywall, in wood, in attics and crawl spaces.

Seller is not responsible for the inspection of mold in general or for the presence of mold specifically in the Property. Seller strongly recommends that Buyer obtain an independent inspection of the Property by an engineer or home inspector qualified to inspect for mold and/or other potential defects before Notice of Completion and Walkthrough deadline.

24. **BUYER DISCLOSURE:** Buyer represents that Buyer Does Not __ need to sell and close property to complete this transaction. If Buyer does need to sell and close a property, this Agreement is contingent upon the sale and closing of the Buyer's current property prior to the scheduled closing date of this Agreement. Buyer agrees to provide proof of listing the property for sale within seven (7) days of acceptance of this Agreement. Seller has the sole and absolute discretion of approving such proof of listing. Until such time that the Buyer's home closes, Seller may offer the Property for sale. If another acceptable offer is received on the Property, in the Seller's sole and absolute discretion, the Seller shall notify the Buyer or Buyer's Agent in writing of acceptance of such offer and the Buyer shall have forty-eight (48) hours from receipt of such notice in writing to waive this Home Sale Contingency. If Buyer waives this Home Sale Contingency, they shall immediately provide proof of their ability to perform under this Agreement, in writing. If the Buyer does do not waive this Home Sale Contingency, then this Agreement shall terminate and the Seller shall be free to sell the Property without claim from the Buyer and all parties shall be relieved of any further obligations pursuant to this Agreement. Seller reserves the unconditional right to terminate this Agreement at any time prior to receiving Buyer's written waiver of this Home Sale Contingency. Address of Home Sale Contingency property: N/A.

25. **SQUARE FOOTAGE DISCLOSURE**. This disclosure is made to Buyer pursuant to the requirements of the Colorado Real Estate Commission and applies to improved residential real estate. Source of square footage: Building Plans with finished square footage of 2,096. Measurement is for the purpose of marketing, may not be exact and is not for loan, valuation or other purpose. If exact squire footage is a concern, the property should be independently measured.

26. **SOURCE OF WATER DISCLOSURE**. This disclosure is made to Buyer pursuant to the requirements of the Colorado Real Estate Commission. Water provider for the property can be contacted at: Town of Windsor: 970-674-2403. Some water providers rely, to varying degrees, on nonrenewable ground water. You may wish to contact the provider (or investigate the described source) to determine the long-term sufficiency of the provider's water supplies.

27. **ASSIGNMENT**. In the event Buyer shall assign this Agreement without the prior written consent of Seller, Buyer shall be in default under the terms of this Agreement, and Seller shall have all remedies as described herein.

28. **NO CLOUD ON TITLE**. This Agreement shall not be recorded by Buyer and, upon any such attempted recording; this Agreement shall, at Seller's sole option, become null and void. Nothing herein contained shall operate to bind or cloud the title to said Property in case Buyer fails to fulfill the terms hereof. If this Agreement is

administration fees or associated as part of any seller concessions.

33. **AGENCY DISCLOSURE**. Buyer acknowledges that the listing agent constitutes a "Seller's Agent". Certain principals of Seller are licensed Colorado Real Estate Brokers and do not represent Buyer. All Parties acknowledge that Builder may contact Buyer directly and such communications shall not be considered violations of the Code of Ethics and Standard of Practice.

34. **RIGHT TO TERMINATE**. If, prior to closing, Seller determines, **in Seller's sole and absolute discretion**, that Seller is unable to work cooperatively with Buyer, Seller shall have the unconditional right to terminate this Agreement by paying to Buyer (i) One Thousand Dollars ($1,000), and (ii) return any Earnest Money Deposit and Change Order payments previously paid by Buyer. Should Buyer have a Home Sale Contingency property listed in Paragraph 24, Seller reserves the unconditional right to terminate this Agreement at any time prior to receiving Buyer's written waiver of this Home Sale Contingency without paying the One Thousand Dollars ($1,000) termination fee.

35. **ADDITIONAL PROVISIONS**:

N/A.

36. **MISCELLANEOUS**.

A. Signatures. Signatures may be evidenced by facsimile or electronic. Documents with original signatures shall be provided to the other party upon request of any party.

B. Notices. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed given when personally delivered to the party for whom intended, or when deposited in the U.S. mail, postage prepaid, addressed to the party for whom intended at the address provided on the signature page hereof or at such other address as the party may hereafter designated in writing served in the manner aforesaid.

C. Joint and Several Liability. If two or more persons are named herein as Buyer, their obligations hereunder shall be joint and several.

D. Binding Effect. Except as otherwise specified herein, this Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective heirs, personal representatives, successors and assigns.

E. Survival of Terms. The terms and conditions of this Agreement shall survive the closing of the Property.

F. Pronouns, Singular and Plural. As used herein, the masculine gender shall include the feminine gender and the singular shall include the plural, as the context may require.

G. Headings for Convenience Only. The paragraph headings, captions and titles contained herein are intended for convenience and reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

H. Invalidity. If any provision, sentence, phrase, or word of this Agreement, or any application thereof to any person or circumstance shall be held invalid, the remainder of the Agreement or the application of such provisions, sentence, phrase, or word to persons or circumstances other than those as to which it is held invalid, shall not

J. Insulation. In compliance with the Federal Trade Commission's Ruling on insulation disclosure on newly constructed homes, Buyer is hereby made aware of and Buyer acknowledges and accepts:

CEILING INSULATION		WALL INSULATION	
Type:	Blown/Batt	Type:	Unfaced Batt
Thickness:	15"	Thickness:	5-1/2"
R-Value:	R-60	R-Value:	R-19 minimum
Manuf.:	CertainTeed	Manuf.:	CertainTeed

K. Attachments. The following Exhibits and Attachments are hereby made a part of this Contract and Buyer acknowledges receipt of the same:

Exhibit "A": Home Rendering
Standard Features Addendum
Option Selection Addendum
Closing Instructions
Radon Disclosure Addendum

L. Common Elements. To the extent the residence is constructed on the Property in a neighborhood with a Home Owners Association or Common Interest Community, the "common elements" of the residence shall be limited to only those portions of the residence and property that are cared for and maintained by the Home Owners Association or Common Interest Community. "Common elements" does not include the structure, roof, interior, or exterior of the residence, and does not include any portion of the Property that is not directly cared for and maintained by the Home Owners Association or Common Interest Community.

37. **ENTIRE AGREEMENT. BUYER REPRESENTS THAT BUYER HAS READ THIS AGREEMENT AND THAT THE SAME CONSTITUTES THE ENTIRE AGREEMENT BETWEEN BUYER AND SELLER AND THAT NO OTHER AGREEMENTS, PROMISES, REPRESENTATIONS, OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH HEREIN HAVE BEEN MADE TO BUYER BY SELLER OR THEIR SALESMEN, AGENTS, OR EMPLOYEES, AND THAT NO AMENDMENT OR MODIFICATION OF THIS AGREEMENT SHALL BE CLAIMED BY BUYER SUBSEQUENT TO THE EXECUTION HEREOF UNLESS FIRST REDUCED TO WRITING AND EXECUTED BY THE PARTIES HERETO. BUYER UNDERSTANDS AND AGREES THAT THE SALES COUNSELOR WITH WHOM BUYER HAS DEALT IN CONNECTION WITH THIS PURCHASE HAS NO AUTHORITY TO AGREE TO CHANGES OR MODIFICATIONS IN THE PLANS OR SPECIFICATIONS OR TO MAKE REPRESENTATIONS OR AGREEMENTS WITH BUYER NOT EXPRESSLY CONTAINED HEREIN IN WRITING SIGNED BY SELLER IN ACCORDANCE WITH THE TERMS OF AGREEMENT. NO MODIFICATION NOR AMENDMENT TO THIS AGREEMENT SHALL BE BINDING UPON THE PARTIES EXCEPT BY WRITTEN AGREEMENT SIGNED BY ALL PARTIES.**

BUYER(S): Signed by:
Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns
ADDD352AD72142A...
2/11/2025

Date: ______

Address: 1700 Westlake Ave N, Suite 200, Seattle, ...

Phone number: ______

SELLER:

By: [signature]

Title: Authorized Agent

Date: 2/12/2025

DocuSigned by:
By: Matt Doughty
DE98CE2D61FE436...
☐ **Transaction Broker** ☐ **Buyer's Agent**

By: [signature]
☑ **Seller's Agent**

Journey Homes
Building your future together
J&J Construction


SUNDANCE

TS2096

LEGACY SERIES


PATIO
KITCHEN
DW
DINING ROOM
GREAT ROOM
PANTRY
OPT REF
PWDR
COATS
DN
UP
3 CAR GARAGE
FOYER
PORCH

1ST FLOOR


BEDROOM 4
MASTER BATH
MASTER SUITE
W.I.C.
COUNTER
OPT W
OPT D
LAUNDRY
BATH
DN
UP
BEDROOM 3
BEDROOM 2
OPEN TO BELOW

2ND FLOOR

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EXHIBIT "A" ATTACHED TO AND MADE PART OF THE AGREEMENT FOR PURCHASE AND SALE DATED February 11, 2025 BY AND BETWEEN Arrived Holdings Inc and/or Assigns ("Buyer") and J&J Construction of Northern Colorado, LLC ("Seller").

Journey Homes
Building your future together.
J & J Construction

STANDARD FEATURES ADDENDUM
LEGACY

EXTERIOR/STRUCTURAL

- Concrete 10 x 10 patio (per plan)
- Owens Corning Oakridge shingles
- Front and rear frost free hose bibs
- Front and rear weather proof electrical outlets
- Low E maintenance-free vinyl windows with front decorative grids
- 2-3 car attached garage, drywalled and taped
- Painted overhead garage door
- Garage service door (per plan)
- Garage door opener on the two car garage door
- Extra wide driveways
- Front porch (per plan)
- Front yard landscape with irrigation
- Full unfinished basement
- Egress windows in basement
- Engineered floor joists by Weyerhaeuser
- 3/4" T&G floor decking
- 7/16" OSB exterior wall and roof sheathing
- Foundation drain/sump pit

ELECTRICAL

- Brushed nickel or oil rubbed bronze light fixtures
- Ground Fault Circuit Interrupter (GFCI) receptacles
- ARC fault protection for all outlets
- Smoke and Carbon Monoxide alarms hardwired with battery backup where required
- One telephone and four TV/internet outlets
- Ceiling lights wired in all bedrooms
- Ceiling fan in great room (per plan)
- Garage outlet
- Front door entrance light

All materials and standard specifications are subject to change without notice at builder's discretion.

INTERIOR

- Engineered wood floors in kitchen, entry and dining rooms
- Brushed nickel or oil rubbed bronze lever style door hardware
- Painted two panel white doors
- Knockdown drywall textured ceilings and walls
- Upgraded carpet with 1/2" pad
- Bullnose corners
- Extensive use of windows including obscured rain glass in bathrooms
- Vaulted ceilings
- 36" master vanities
- Glass shower door if 5 piece master bath (per plan)
- Fiberglass bathtub/shower unit
- Vinyl flooring in baths and laundry
- Oak or maple cabinetry in kitchen and baths
- Laminate countertops in bathrooms and kitchen
- Full kitchen tile backsplash with decos
- Self cleaning smooth top range/oven, and dishwasher (black)
- Two color interior paint

HVAC/ENERGY EFFICIENCY

- 90%+ efficiency furnace and house humidifier
- Programmable Thermostat
- Dupont Tyvek House Wrap
- Insulation:
  - ►R-60 attic
  - ►R-19 wall minimum
- Energy audit, including a performance analysis with blower door test and heat loss scan
- Vapor barrier and full foam penetration sealing

PLUMBING

- China sinks and toilets
- Stainless steel kitchen sink with sprayer
- Brushed nickel or oil rubbed bronze plumbing fixtures
- Refrigerator space plumbed for ice maker
- 40 gallon water heater
- Uponor AquaPEX® system
- Garbage Disposal
- Passive radon

Initial
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Journey Homes
Building your future together.
J&J Construction

OPTION SELECTION ADDENDUM LEGACY SERIES

Date: February 11, 2025

Address: 633 85th Avenue Court

Model: Sundance

BASEMENT

Full bathroom (per plan)	$	6,500
Basement finish (per sq.ft.)	$	32
Daylight	$	7,500
Walk-out	$	15,000

HEATING AND COOLING

Gas fireplace	$	5,000
Air conditioning	$	5,000

APPLIANCES

Microwave oven/hood	$	525
Self cleaning gas range	$	1,250
Gas line	$	350
25 CF or greater side by side refrigerator	$	1,400
Stainless appliance package	$	3,350

ELECTRICAL*

Additional electrical outlet	$	120
Additional cable, phone or speaker run	$	200
* Additional outlets are pre-drywall options		
Ceiling fan installed	$	450
Garage door opener	$	500
220 outlet in garage	$	350
Single room surround sound (pre-wire)	$	350

INTERIOR

Additional oak floor (per sq. ft.)	Per Plan
Upgrade to birch floor (per sq. ft.)	Per Plan
Upgrade to hickory Floor (per sq. ft.)	Per Plan
Stained cabinets	Per Plan

EXTERIOR

Redwood deck (per sq. ft.)	$	30
3 Car Garage	$	10,000
Landscape (per lot)		Per Lot
Fence (per LF)		Per Lot
Gate		Per Lot

OPTIONS SELECTED:

A/C	$ 5,000
Fence (see drawing)	$ 7,300
	$
	$
	$
	$
	$
	$
	$
	$
	$
	$
	$

TOTAL: $ 12,300

Signed by:
Jeff Talbert on behalf of Arrived Holdings LLC and/or assigns
ADDD352AD72142A...

Buyer	Date	J&J Construction of Northern Colorado, LLC	Date 2/12/25
Buyer	Date	Journey Homes, LLC	Date

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

THIS FORM HAS NOT BEEN APPROVED BY THE COLORADO REAL ESTATE COMMISSION.

CLOSING INSTRUCTIONS

Date: February 11, 2025

1. **PARTIES, PROPERTY.** J&J Construction of Northern Colorado, LLC or Journey Homes, LLC, Seller, and Arrived Holdings Inc and/or Assigns, Buyer, engage Heritage Title, ("Closing Company") who agrees to provide closing and settlement services in connection with the closing of the transaction for the sale and purchase of the property known as:
633 85th Avenue Court Greeley/Colorado/80634

and more fully described in the Agreement for Purchase and Sale, dated February 11, 2025, including any counterproposals and amendments (collectively "Contract").

2. **INFORMATION, PREPARATION.** Closing Company is authorized to obtain any information necessary for the closing. Closing Company agrees to prepare, deliver and record those documents (excluding legal documents), and disburse all funds pursuant to the Contract that are necessary to carry out the terms and conditions of the Contract.

3. **CLOSING FEE.** Closing Company will receive a fee not to exceed $200.00 for providing these closing and settlement services.

4. **RELEASE, DISBURSEMENT.** Closing Company is not authorized to release any signed documents or things of value prior to receipt and disbursement of Good Funds.

5. **DISBURSER.** Closing Company shall disburse all funds, including real estate commissions, except those funds as may be separately disclosed in writing to Buyer and Seller by Closing Company or Buyer's lender on or before closing. All parties agree that no one other than the disburser can assure that payoff of loans and other disbursements will actually be made.

6. **SELLER'S NET PROCEEDS.** Seller will receive the net proceeds of Closing as indicated: ☐ **Cashier's Check**, at Seller's expense ☐ **Funds Electronically Transferred** (wire transfer) to an account specified by Seller, at Seller's expense or ☐ **Closing Company's** trust account check.

7. **CLOSING STATEMENT.** Closing Company will prepare and deliver an accurate, complete and detailed closing statement to Buyer and Seller at time of closing.

8. **FAILURE OF CLOSING.** If closing or disbursement does not occur on or before Closing Date set forth in the Contract, Closing Company, is authorized and agrees to return all documents, monies, and things of value as instructed in the Contract, upon which Closing Company will be relieved from any further duty, responsibility or liability in connection with these Closing Instructions. In addition, any promissory note, deed of trust or other evidence of indebtedness signed by Buyer shall be voided by Closing Company, with the originals returned to Buyer and a copy to Buyer's lender.

9. **RETURN OF EARNEST MONEY.** If the Earnest Money has not already been returned following receipt of a Notice to Terminate or other written notice of termination, Earnest Money Holder shall release the Earnest Money as directed by Seller's written instructions. Such release of Earnest Money shall be made within five days of Earnest Money Holder's receipt of the written instructions, provided the Earnest Money check has cleared.

10. **SUBSEQUENT AMENDMENTS.** Any amendments to, or termination of, these Closing Instructions must be in writing and signed by Buyer, Seller and Closing Company.

11. **WITHHOLDING.** The Internal Revenue Service and the Colorado Department of Revenue may require Closing Company to withhold a substantial portion of the proceeds of this sale when Seller either (a) is a foreign

14. BROKER'S COPIES. Closing Company shall provide, to each broker in this transaction, copies of all signed documents that such brokers are required to maintain pursuant to the rules of the Colorado Real Estate Commission.

15. NOTICE, DELIVERY AND CHOICE OF LAW.

15.1. Physical Delivery. Except as provided in § 15.2, all notices must be in writing. Any notice or document to Buyer shall be effective when physically received by Buyer, any individual buyer, any representative of Buyer, or brokerage firm of broker working with Buyer. Any notice or document to Seller shall be effective when physically received by Seller, any individual seller, any representative of Seller, or brokerage firm of broker working with Seller. Any notice or document to Closing Company shall be effective when physically received by Closing Company, any individual of Closing Company, or any representative of Closing Company.

15.2. Electronic Delivery. As an alternative to physical delivery, any signed documents and written notice may be delivered in electronic form by the following indicated methods only:
☐ **Facsimile** ☐ **Email** ☐ **Internet** ☐ **Electronic Delivery.** Documents with original signatures shall be provided upon request of any part.

15.3. Choice of Law. This contract and all disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Colorado that would be applicable to Colorado residents who sign a contract in this state for property located in Colorado.

Buyer's Name: Jeff Talbert Buyer's Name:______________________________

Signed by: Jeff Talbert on behalf of Arrivaal2 Holdings Inc and/or assigns
ADDD352AD72142A...

Signature Date Signature Date

Seller's Name: J&J Construction of Northern Colorado, LLC

[signature] 2/11/25

Signature Date

Closing Company's Name: Heritage Title

____

Authorized Signature Title Date

(TO BE COMPLETED ONLY BY BROKER AND CLOSING COMPANY)

Mountain Vista Real Estate Company, LLC (Broker) ☒ **Working with Seller** ☐ **Working with Buyer** engages Closing Company as Broker's scrivener to complete, for a fee not to exceed $5.00 at the sole expense of Broker, the following legal documents: ☒ **Deed** ☒ **Bill of Sale** ☐ **Colorado Real Estate Commission approved Promissory Note** ☐ **Colorado Real Estate Commission approved Deed of Trust**. Closing Company agrees to prepare, on behalf of Broker, the indicated legal documents pursuant to the terms and conditions of the Contract.

The documents stated above shall be subject to Broker's review and approval and Broker acknowledges that Broker is responsible for the accuracy of the above documents.

Brokerage Firm's Name: Mountain Vista Real Estate Co., LLC
Broker's Name: KARL TARANGO

[signature] 2/11/2025

Broker's Signature Date

Closing Company's Name: Heritage Title

____

Authorized Signature Title Date

RADON DISCLOSURE ADDENDUM

THE COLORADO DEPARTMENT OF PUBLIC HEALTH AND ENVIRONMENT STRONGLY RECOMMENDS THAT ALL HOME BUYERS HAVE AN INDOOR RADON TEST PERFORMED BEFORE PURCHASING RESIDENTIAL REAL PROPERTY AND RECOMMENDS HAVING THE RADON LEVELS MITIGATED IF ELEVATED RADON CONCENTRATIONS ARE FOUND. ELEVATED RADON CONCENTRATIONS CAN BE REDUCED BY A RADON MITIGATION PROFESSIONAL.

RESIDENTIAL REAL PROPERTY MAY PRESENT EXPOSURE TO DANGEROUS LEVELS OF INDOOR RADON GAS THAT MAY PLACE THE OCCUPANTS AT RISK OF DEVELOPING RADON-INDUCED LUNG CANCER. RADON, A CLASS A HUMAN CARCINOGEN, IS THE LEADING CAUSE OF LUNG CANCER IN NONSMOKERS AND THE SECOND LEADING CAUSE OF LUNG CANCER OVERALL. THE SELLER OF RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE BUYER WITH ANY KNOWN INFORMATION ON RADON TEST RESULTS OF THE RESIDENTIAL PROPERTY.

A PASSIVE RADON SYSTEM IS INSTALLED. NO TESTING HAS BEEN CONDUCTED ON THE PROPERTY.

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EPA
United States Environmental Protection Agency

www.epa.gov/radon

Radon Publications

Radon is a naturally occuring radioactive gas that can enter homes from the ground and build up to dangerous levels. The U.S. Environmental Protection Agency (EPA) has several publications – including guides for consumers, home buyers and sellers – to help people better understand radon and its health risks.

Scan the QR Codes below to access the publications, or scan the code to the right to explore EPA's radon website.

Scan here to visit www.epa.gov/radon

A Citizen's Guide to Radon: The Guide to Protecting Yourself and Your Family from Radon

This guidance offers strategies for testing your home for radon, discussions of what steps to take after you have tested, discussions of the risk of radon and radon myths.


A Citizen's Guide to Radon
The Guide to Protecting Yourself and Your Family from Radon

Home Buyer's and Seller's Guide to Radon

This booklet is intended for anyone who is buying or selling a home, real estate and relocation professionals, home inspectors and others.


Home Buyer's and Seller's Guide to Radon
Sold!
FOR SALE

Consumer's Guide to Radon Reduction: How to Fix Your Home

This guidance is designed for people who have tested their home and confirmed that they have elevated radon levels — 4 picocuries per liter (pCi/L) or higher. Know what to look for when selecting a qualified contractor to reduce the radon levels in your home, determine an appropriate radon reduction method and maintain your radon reduction system.


Consumer's Guide to Radon Reduction
How to Fix Your Home

State and Tribal Indoor Radon Grants (SIRG)

This factsheet provides information to ensure that all eligible parties, including tribes, have the information they need to apply for SIRG funding.


State and Tribal Indoor Radon Grants (SIRG) Program
A Fact Sheet for Tribes

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Upon recording return to:

Union Colony West Metropolitan District Nos. 1-8
c/o Spencer Fane LLP
1700 Lincoln Street, Suite 2000
Denver, Colorado 80203

GENERAL DISCLOSURE AND COMMON QUESTIONS REGARDING UNION COLONY WEST METROPOLITAN DISTRICT NOS. 1-8 WELD COUNTY, COLORADO

1. What is a special district and what does it do?

Colorado special districts are local governments just as municipalities and counties are considered local governments. Often, municipalities and counties are limited by law and other factors as to the services they may provide. Therefore, special districts are formed to provide necessary public services that the municipality or county cannot otherwise provide.

The Union Colony West Metropolitan District Nos. 1-8 (collectively, the "Districts" and each a "District") are separate and distinct entities organized pursuant to Orders of the Weld County District Court following an election in November 2024, at which time a majority of the eligible electors voted in favor of the formation of the Districts, to elect members to the initial board of directors, and voted in favor of certain tax and debt authorization.

The Districts are each a quasi-municipal governmental entity with the power to impose property taxes and other fees and charges for services within its boundaries. Legal descriptions and a map of the Districts are attached hereto as Exhibit "A." The Districts are governed by elected boards of directors made up of property owners from each district. The Districts are independent units of local government, separate and distinct from the City of Greeley (the "City"), within which the Districts are located. Pursuant to the Consolidated Service Plan for Union Colony West Metropolitan District Nos. 1-8 (the "Service Plan") approved on October 1, 2024 by the City and as may be amended from time to time, the Districts have the ability to construct and finance major public improvements as well as additional amenities, including, but not limited to park and recreation, landscaping, water, drainage, wastewater and road improvements within their boundaries. The Districts have the authority to own, operate and maintain public improvements as permitted by the Service Plan or by Intergovernmental Agreement with the City, as well as prior to dedication and acceptance to the City or any applicable Water and Sanitation District. If the Districts are permitted by the City to operate and maintain such facilities, the expense associated with such activity may be paid from each District's tax revenues and/or fees lawfully imposed by each District.

2. May the Districts Impose Any Fees Upon Me as a Property Owner?

Special Districts are governmental entities and have the power to impose property taxes and to adopt and charge fees, rates, tolls, penalties, or charges for services including but not limited to general administrative, operations and maintenance services. All District fees and rates may be adopted and/or amended from time to time by each District's board of directors at their discretion, as permitted by law and pursuant to the provisions of the Service Plan. Any proposed service fees

shall pay for each District's costs of providing District services and any District owned public facilities, services and improvements and their administration.

In addition to limitations imposed by law, market constraints require that fees within the Districts be comparable to fees in competing development areas in order to further the community as an attractive place for individuals to buy homes. Therefore, it is in the best interest to maintain fees in the Districts comparable to the total fees paid in other similar communities so that the fees paid for the amenities and services in the Districts are a good value.

A property owners association is separate and distinct from the special district and is generally responsible for reviewing architectural plans for the construction of new homes and enforcing restrictive covenants in the community to help maintain property values. The property owner's association is normally responsible for the maintenance and operation of the common areas and other landscaping within a community and may assess dues to its members but has no ability to impose taxes. It is currently anticipated that the Districts will take care of any property owners association duties and responsibilities.

The Service Plan provides that the Districts may impose a one-time District Facility Fee of up to $2,500 per residential unit and up to a $1.00 per square feet for any structure other than a single- or multi-family residential structure, which is a one-time development or system development fee imposed by the Districts on a per-unit (residential) or per square-foot (non-residential) basis at or prior to the issuance of a building permit for the unit or structure to assist with the planning and development of public improvements, subject to the limitations set forth the Service Plan. The District Facility Fee may be used to finance, plan, acquire, and construct the public improvements, and pay debt service.

3. **<u>How much property tax will the Districts collect to construct improvements and pay for operations and maintenance</u>?**

The Districts have the authority to impose property taxes for all of the activities identified in the Service Plan, a copy of which is on file with the City, and which is available to prospective purchasers. The Districts may issue bonds to provide for the costs of capital improvements within its boundaries. Pursuant to the Service Plan, which may be amended from time to time, Union Colony West Metropolitan District Nos. 1-8 shall not issue debt in excess of $69,165,127, which is a total aggregate principal amount for all of the districts. Once the bonds are sold, they must be repaid over time with interest. The maximum repayment period for the bonds is generally thirty (30) years. The annual payment on the bonds is known as "debt service." In order to meet the debt service requirements for the bonds, and to pay operations and maintenance costs associated with the provision of services and district administration and operating costs, the District will impose mill levies as limited under the Service Plan, as may be amended.

The Service Plan sets forth a Maximum Debt Mill Levy Imposition Term for residential districts. Pursuant to the Service Plan, "no Residential District shall impose a levy for repayment of any and all Debt (or use the proceeds of any mill levy for repayment of Debt) which exceeds forty (40) years after the year of the initial imposition of such mill levy unless a majority of the Board of Directors of the District imposing the mill levy are homeowners residing in the District and such refunding will result in a net present value savings as set forth in Section 11-56-101, C.R.S. *et seq*."

All District bonds or other obligations of which the Districts have promised to impose an *ad valorem* property tax mill levy (the "Debt") is expected to be repaid by taxes imposed and collected and no higher than the Maximum Aggregate Mill Levy (65 mills) for property within the Districts under the current approved Service Plan. The mill levies are subject to the "Assessment Ratio Adjustment" as described in the Service Plan, if there are changes in the method of calculating assessed valuation or any constitutionally mandated tax credit, cut or abatement after January 1, 2024; the applicable Mill Levy may be increased or decreased to reflect such changes, such increases or decreases to be determined by the Board in good faith (such determination to be binding and final) so that to the extent possible, the actual tax revenues generated by the mill levy, as adjusted, are neither diminished nor enhanced as a result of such changes. For purposes of the foregoing, a change in the ratio of actual valuation shall be deemed to be a change in the method of calculating assessed valuation. As of January 1, 2020, the Residential Assessment Ratio was 7.15% and has been temporarily reduced to 6.765% for tax year 2023. Further changes could occur based upon changes to the residential assessment ratio in the future. The Residential Assessment Ratio for future years may be obtained from the Weld County Assessor's office.

The Districts may also rely upon various other revenue sources authorized by law to offset its expenses of capital construction and general operating expenses. Pursuant to Colorado law, the Districts may also impose fees, rates, tolls, penalties, or other charges as provided in Title 32.

Market constraints also require that the mill levy within the Districts be comparable to mill levies in competing development areas in order to further the community as an attractive place for individuals to buy homes. Therefore, it is in both the Districts' and the project developer's best interest to maintain mill levies in the Districts comparable to the total property taxes paid in other similar communities so that the property taxes paid for the amenities and services in the Districts are a good value.

It is the intent of the Districts to dissolve upon payment or defeasance of all Debt incurred or upon a court determination that adequate provision has been made for the payment of all Debt, and if any Districts have authorized operating functions under an intergovernmental agreement with the City, to retain only the power necessary to impose and collect taxes or fees to pay for these costs.

4. <u>Why are special districts used for financing public infrastructure</u>?

Many areas in Colorado utilize special districts to finance public improvements. Homeowners often are surprised to find that they have lived for years in water and sanitation districts, or other types of special districts. Since cities and counties typically do not provide for construction or installation of water and wastewater systems, roads, or recreation facilities in new communities, special districts are organized to build these facilities. Special districts and the financial powers they utilize permit early construction of recreation facilities and other amenities for the benefit of the community. Where special districts are established, the costs of public improvements within the community are generally spread over 20 to 30 years and are paid from mill levies that, under current tax laws, may result in federal income tax benefits.

5. <u>What limitations exist to make sure the Districts do not create unreasonably high mill levies</u>?

All general obligation bonds anticipated to be issued by the Districts will be governed by the controls

adopted by the Colorado legislature and governing the process by which bonds are issued by special districts. In addition, the Service Plan includes a debt limit, a Maximum Debt Mill Levy, and a Maximum Debt Imposition Term. The Maximum Debt Mill Levy that may be assessed by each District is 65 mills subject to adjustment to account for changes in state law with respect to the assessment of property for taxation purposes, the ratio for determining assessed valuation, or other similar matters. The Service Plan also includes a Maximum Aggregate Mill Levy of 65 mills. Before the imposition of a mill levy for payment of debt, the Districts may impose a maximum Operations and Maintenance Mill Levy of up to 65 mills. After the year of imposition of a mill levy for the payment of debt, the Districts shall not impose an Operations and Maintenance Mill Levy and Debt Mill Levy that exceeds 65 mills in the aggregate. The mill levies are subject to adjustment as described in the Service Plan, which allows for tax revenues to be realized by the Districts in an equivalent amount as would have been realized by the Districts based on a levy of mills assessed and adjusted since January 1, 2024 as appropriate absent any change in the manner of the assessment of property for taxation purposes, the ratio for determining assessed valuation, or other similar matters.

In addition, various voter limitations exist which affect the taxing powers of the Districts, including maximum annual taxing limitations and expenditure limitations. The TABOR Amendment, Article X, Section 20 of the Colorado Constitution, also provides for various legal limitations which may restrict the taxing and spending authority of the Districts.

The mill levies expected in the Districts are reasonable and comparable to other developments served by special districts that provide similar services and amenities. The debt limit and the mill levy cap will remain in place for general obligation limited tax bonds issued by the Districts. These limits, as well as others existing under Colorado law and various voter approvals, are believed to be adequate to control the tax levels within the Districts.

6. Who bears the risk that the community may not fully develop?

During the early stages of development, the developer of the project will be providing necessary funding and advancing funds to the Districts to pay for the public infrastructure construction costs and operational needs. The developer advances will be reimbursed at the time the Districts are able to issue general obligation, limited tax bonds. Property taxes paid and collected within the Districts will help pay the costs of all bonds. Therefore, if the actual build-out that occurs is less than what is projected, the individual property owners will not experience an increase in their tax obligations to the Districts beyond the limits described herein. The limited mill levy will be assessed the same on each home and other taxable property in the Districts regardless of the number of taxable structures. This results in the risk of development being shared by bondholders and the developer. The property owners also share risk relative to the bonds, but this risk is limited as discussed above.

7. What will the tax bill look like, and what are the various taxes used for?

It is anticipated that the tax bill for individual properties will show mill levies for Weld County, the City of Greeley, school districts and various other public service providers, including the Districts. Colorado municipalities certify their mill levies on an annual basis, so the most accurate manner of ascertaining the specific taxing entities and current total and overlapping mill levy on any property is to directly contact the County Treasurer and Assessor. Attached hereto as Exhibit "B" is a general formula for the manner in which residential property in Colorado is assessed.

In summary, it is anticipated that the total mill levy charged to properties within the boundaries of the Districts will be comparable to those of surrounding, similar communities.

8. Where can one get additional information regarding the Districts?

This document is not intended to address all issues associated with special districts generally or with the Districts specifically. More information may be obtained by reviewing the District's website at unioncolonywestmds.com, contacting the District's Manager, Fromm & Company LLC, 8200 South Quebec Street, Suite A3-305, Centennial, CO 80112, (970) 875-7047; District's General Counsel, Spencer Fane LLP, 1700 Lincoln Street, Suite 2000, Denver, Colorado 80203, (303) 839-3800; the Colorado Department of Local Affairs, (303) 864-7720; or by attending the Districts' meetings, which occur normally when posted. Meetings are held at a location either within the District or the boundaries of the City of Greeley, or if there is no convenient site or meeting location, within 20 miles of the boundaries of the Districts or the offices of District Counsel. Recent statutory changes also allow meetings to be held electronically by teleconferencing or other means without requiring a physical location for the meeting. The Districts are required to keep minutes and other records that are open for inspection by any citizen, hold elections for the boards of directors, adopt annual budgets, and submit to financial audits.

ACKNOWLEDGEMENT:

I, Arrived Holdings Inc and/or Assigns, hereby acknowledge that I have received and read this GENERAL DISCLOSURE AND COMMON QUESTIONS REGARDING THE UNION COLONY WEST METROPOLITAN DISTRICT NOS. 1-8.

Signed by:
Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns
ADDD352AD72142A...
Buyer

632 85th Avenue Court
Address

Buyer

DE 9342427.1

EXHIBIT A


District 1
District 2
District 3
District 4
District 5
District 6
District 7
District 8

EXHIBIT B

GENERAL FORMULA FOR ASSESSMENT OF RESIDENTIAL PROPERTY

The assessment for a home is determined as follows:

The County Assessor's Office determines the Actual Value of the property based upon sales prices of comparable property in the area.

To determine the Assessed Valuation, the Actual Value of the home is multiplied by the Assessment Ratio. As of January 1, 2023, the Residential Assessment Ratio was 6.765%. The current Assessment Ratio can be obtained from the County Assessor's Office.

The applicable Mill Levy is multiplied by the Assessed Valuation of the home, resulting in the assessment for the home. The mill levy is determined by calculating a District's funding needs for operations and debt service.

Sample Calculation of *District* Property Taxes (assuming 50 mills):

$450,000 Actual Value x 6.765% assessment rate = $30,442.50 assessed value

Property tax: $30,442.50 assessed value / divide by 1,000 (mill levy applies to every $1,000 in value) x 50.000 mills = $1,522.13 in annual property tax, or $126.84 per month.

This estimate only provides an illustration of the amount of the new district property taxes that may be due and owing after the property has been reassessed and, in some instances, reclassified as residential property. This estimate is not a statement of the actual and future taxes that may be due. First year property taxes may be based on a previous year's tax classification, which may not include the full value of the property and, consequently, taxes may be higher in subsequent years. A seller has complied with this disclosure statement as long as the disclosure is based upon a good-faith effort to provide accurate estimates and information.

Union Colony West Subdivision
Metropolitan District Disclosure
C.R.S. 38-35.7-110

ATTENTION HOMEBUYER: You are contracting to purchase a newly constructed home that is located within the territorial boundaries of the **Union Colony West Metropolitan District Nos. 1-8**. This District has the authority to issue bonds or other debt to pay for development improvements, and to levy taxes and fees on all properties within the District to generate revenue to pay for debt service and repayment and the cost of ongoing operations and maintenance. This Disclosure was created on December 9, 2024 (the "Estimation Date") based on public information available to Seller as of the Estimation Date in a good-faith effort to provide Buyer with accurate estimates and information about the District. The information contained in this Disclosure is subject to change between the Estimation Date and the date of your purchase and sale contract, and you should independently confirm that no such changes have occurred. Seller hereby discloses the following information about the District:

Name of District:	Union Colony West Metropolitan District Nos. 1-8 (the "District")
Contact Information for District:	Fromm & Company LLC 8200 South Quebec Street, Suite A3-305 Centennial, CO 80112 Phone: [redacted] http://www.frommco.us/client-ucwmd.html www.frommco.us
District Website:	https://www.unioncolonywestmds.com/
Notice to Electors/Transparency Notice: C.R.S. 38-35.7-110(2)(a)	You have received with this disclosure a copy of the "Transparency Notice"/Notice to Electors required by C.R.S. 32-1-809(1) as most recently prepared and filed by the District, which is located on the District website. This is also available through the Division of Local Government's website at https://cdola.colorado.gov/local-government.
Purpose of the District: C.R.S. 38-35.7-110(2)(b)	The Union Colony West Metropolitan District Nos. 1-8 were organized pursuant to C.R.S. § 32-1-101, *et seq*. The District was created to assist with the planning, design, acquisition, construction, installation, operation, maintenance, relocation, and financing of certain public improvements serving the Union Colony West project located in the City of Greeley, Weld County, Colorado and described further in the Consolidated Service Plan for Union Colony West Metropolitan District Nos. 1-8 (the "Service Plan"). *Note*: Please be aware that you may be living in a District that includes commercial and/or multi-family properties. A map of the Districts is attached for your review. A copy of the Service Plan can be found by contacting the District at the District contact information above or through the District's website.
District's Total Debt Issuance Authorized per District's Service Plan: C.R.S. 38-35.7-110(2)(c)(I)	Pursuant to the Service Plan, which may be amended from time to time, Union Colony West Metropolitan District Nos. 1-8 shall not issue debt in excess of $69,165,127, which is a total aggregate principal amount for all of the districts. Any debt issued by the District may be repaid through ad valorem property taxes, from a debt service mill levy on all taxable property of the District,

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	or any other legally available revenues of the District.
Maximum Debt Service Mill Levy: C.R.S. 38-35.7-110(2)(c)(II)	The maximum debt service mill levy the District is permitted to impose under the Service Plan is 65.000 mills, subject to and included within the Aggregate Mill Levy Cap of 65.000 mills. The current contractual and/or debt service mill levy is 50.000 for 2024. The debt service mill levy cap may be adjusted due to changes in the Constitutional or statutory method of assessing property tax or in the assessment ratio, or by amendments to the service plan or voter authorizations.
Operations and Maintenance Mill Levy: C.R.S. 38-35.7-110(2)(c)(III)	The District is also authorized to impose a separate mill levy to generate revenues to pay for the District's general operating and maintenance expenses. The Operations and Maintenance Mill Levy is subject to and included within the Aggregate Mill Levy Cap of 65.000 mills. The current Operations and Maintenance Mill Levy is 0.000 mills and is anticipated to be 50.000 mills in 2024 for collection in 2025. The operations and maintenance mill levy cap may be adjusted due to changes in the Constitutional or statutory method of assessing property tax or in the assessment ratio, or by amendments to the service plan or voter authorizations.
District Fees: C.R.S. 38-35.7-110(2)(c)(IV)	The District may also rely on other revenue expenses authorized by law to offset its capital construction and general operating expenses. Pursuant to Colorado law, the District may impose fees, rates, tolls, penalties or other charges as provide in C.R.S. Title 32. To the extent fees are imposed by the District, a current fee schedule, is available from the District or through the District's website at: https://www.unioncolonywestmds.com/
Estimate of District Property Taxes: C.R.S. 38-35.7-110(2)(d)(II)	To estimate the property taxes imposed solely by the District, use the following formula: ESTIMATED PROPERTY TAX = $(Purchase\ Price * Assessment\ Ratio) * \left(\frac{Current\ Mill\ Levy}{1{,}000}\right)$ The "*Purchase Price*" is the Purchase Price for your Home per your Contract: The "*Assessment Ratio*" for 2023 for collection in 2024 is .06765 for single family home. The current assessment ratio can also be obtained from the County Assessor's Office. The "*Current Mill Levy*" is the total District Mill Levy for the District is 50.000 mills.

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	AS AN EXAMPLE ONLY, IF THE PURCHASE PRICE FOR YOUR SINGLE-FAMILY DETACHED HOME IS $450,000 AND THE CURRENT MILL LEVY WAS 50.00 MILLS, THEN YOUR ESTIMATED METROPOLITAN DISTRICT PROPERTY TAX WOULD BE CALCULATED AS FOLLOWS: ($450,000 * 0.06765) * .050 = $1,522.125 **THIS ESTIMATE ONLY PROVIDES AN ILLUSTRATION OF THE AMOUNT OF THE NEW PROPERTY METROPOLITAN DISTRICT TAXES THAT MAY BE DUE AND OWING AFTER THE PROPERTY HAS BEEN REASSESSED AND, IN SOME INSTANCES, RECLASSIFIED AS RESIDENTIAL PROPERTY. THIS ESTIMATE IS NOT A STATEMENT OF THE ACTUAL AND FUTURE TAXES THAT MAY BE DUE. FIRST YEAR PROPERTY TAXES MAY BE BASED ON A PREVIOUS YEAR'S TAX CLASSIFICATION, WHICH MAY NOT INCLUDE THE FULL VALUE OF THE PROPERTY AND, CONSEQUENTLY, TAXES MAY BE HIGHER IN SUBSEQUENT YEARS. A SELLER HAS COMPLIED WITH THIS DISCLOSURE STATEMENT AS LONG AS THE DISCLOSURE IS BASED UPON A GOOD-FAITH EFFORT TO PROVIDE ACCURATE ESTIMATES AND INFORMATION.**
	Other entities other than the District may impose additional taxes on the property. The tax certificate for your property is available from the County Assessor's office and shows additional property taxes imposed by other taxing entities and may already show the property taxes imposed by the District. You have received with this disclosure a copy of the most current property tax certificate for your property. You may use the aggregate mill levies shown in the tax certificate to estimate the total property taxes applicable to the Property as of the Estimation Date by using the formula set forth above.

The information set forth in this Disclosure is based on public sources available to Seller as of the Estimation Date and are being provided to you (Buyer) both in a good-faith effort to comply with statutory disclosure requirements and for your convenience. Buyer should carefully review the content of this Disclosure, and any other resources Buyer believes would be beneficial before signing the Purchase Agreement. Seller makes no representations, warranties, or covenants with respect to any matters or information contained in this Disclosure. Buyer should review the Colorado Department of Local Affairs Division of Local Government websites, the Special District Association of Colorado's Transparency website, and/or contact the District's principal business office for the most up-to-date information about the District. Buyer should review the county assessor's property information located on the assessor's website for the most up-to-date information regarding the assessed value for the property, applicable taxing authorities and any mill levy imposed on the property.

Buyers of Newly Constructed Residences within the District are advised to consult with their mortgage lender or escrow agent ***prior to the property purchase*** *to adequately plan for property taxes that may be higher in subsequent years following the year in which the home is purchased.*

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ACKNOWLEDGMENT OF RECEIPT

By signing below the Prospective Buyer(s) acknowledges receipt of the **Disclosure Regarding Estimated Future Property Taxes for Newly Constructed Residences Within Union Colony West Metropolitan District Nos. 1-8**, as well as a copy of the most current county assessor's property tax certificate applicable to the property as an estimate of the sum of additional property taxes levied by other taxing entities that overlap the property in which the newly constructed residence is located.

PROSPECTIVE BUYER(S): Property Address: 633 85th Avenue Court

Printed name(s): Arrived Holdings Inc and/or Assigns

Signature: Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns

ADDD352AD72142A...

Date: 2/11/2025

Exhibit 1
(County Assessor's Property Tax Certificate)

Attached as Exhibit 1 is a copy of the most current property tax certificate from the County assessor's office.
(Sample Tax Certificate for Lot in the District showing overlapping mill levies)

Account	Parcel	Space	Account Type	Tax Year	Buildings	Actual Value	Assessed Value
R8986977	095906401001		Agricultural	2024		146	040

Tax Area	District ID	District Name	Current Mill Levy
		UNION COLONY WEST METROPOLITAN DISTRICT	50.000
0445	0700	AIMS JUNIOR COLLEGE	6.336
0445	1051	CLEARVIEW LIBRARY	3.546
0445	0411	GREELEY CITY	11.274
0445	0301	NORTHERN COLORADO WATER (NCW)	1.000
0445	0204	SCHOOL DIST RE4-WINDSOR	44.382
0445	0100	WELD COUNTY	12.024
0445	1200	WEST GREELEY CONSERVATION	0.414
0445	0521	WINDSOR-SEVERANCE FIRE	8.250
Total	-	-	**137.226**

ESTIMATED PROPERTY TAX =

$$(Purchase\ Price\ (\$450{,}000) * .06765\ (Assessment\ Ratio) * \left(\frac{Current\ Mill\ Levy(137.226)}{1{,}000}\right) = \$4{,}177.50$$

THIS ESTIMATE ONLY PROVIDES AN ILLUSTRATION OF THE AMOUNT OF THE NEW PROPERTY TAXES THAT MAY BE DUE AND OWING AFTER THE PROPERTY HAS BEEN REASSESSED AND, IN SOME INSTANCES, RECLASSIFIED AS RESIDENTIAL PROPERTY. THIS ESTIMATE IS NOT A STATEMENT OF THE ACTUAL AND FUTURE TAXES THAT MAY BE DUE. FIRST YEAR PROPERTY TAXES MAY BE BASED ON A PREVIOUS YEAR'S TAX CLASSIFICATION, WHICH MAY NOT INCLUDE THE FULL VALUE OF THE PROPERTY AND, CONSEQUENTLY, TAXES MAY BE HIGHER IN SUBSEQUENT YEARS. A SELLER HAS COMPLIED WITH THIS DISCLOSURE STATEMENT AS LONG AS THE DISCLOSURE IS BASED UPON A GOOD-FAITH EFFORT TO PROVIDE ACCURATE ESTIMATES AND INFORMATION.

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Exhibit 2
(Map of Districts)


District 1
District 2
District 5
District 4
District 3
District 8
District 6
District 7

MULTI-FAMILY AND COMMERCIAL PROPERTY DISCLOSURE.

Buyer is hereby informed if the locations of the future commercial properties and future multi-family properties located within Districts 6, 7 & 8.

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SITE & GRADING PLAN

633 85TH AVE. CT. , MODEL: TS2096
LOT 286 – 5,777 SQ FT.
UNION COLONY WEST SUBDIVISION
GREELEY, COLORADO

= 6 foot privacy white vinyl fence (200' total)

DRAWING SCALE
1" = 20'

NORTH



LOT 286
5777SF
LOT 287
5777SF
85TH AVENUE COURT
T.O.F 4841.10
T.O.F 4841.97
4840.40 (H.P. & MAX F.G.)
4840.77 H.P.
4841.27 (MAX F.G.)
4841.98 (H.P. & MAX F.G.)
4841.68
4838.73
4839.54
N86°41'38"W 100.20'
1% MIN.
2' + Gate
7'
58
34'-2"
37'-6"
41'-4"
36'-2"
16'-6"
22'-6"
28'-6"
33'-10"
57.80'
L14
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NOTE: GRADING SHALL DIRECT SURFACE WATER AWAY FROM FOUNDATION AT ALL LOCATIONS. SLOPE PERMEABLE SURFACES AWAY FROM STRUCTURE MIN. 2% AND IMPERMEABLE SURFACES MIN. 1%. THE HIGH POINT OF ALL SWALES SHALL BE MIN. 0.5' BELOW THE GRADE ADJACENT TO THE STRUCTURE AND ALL WINDOW WELLS SHALL BE MIN. 0.5' BELOW THE GRADE ADJACENT TO THE WELL. FINAL GRADING BY OTHERS.

LEGEND:
PROPERTY LINE: ————
SETBACK: — — — —

① 5' SIDE SETBACK
② 15' REAR SETBACK
③ 20' GARAGE SETBACK
④ 15' SIDE SETBACK
⑤ 14' FRONT SETBACK

TOP OF FOUNDATION	4841.97
MAX FINISH GRADE ELEV. AT FOUNDATION WALL	4841.27
DRIVE SLOPE	9.8%
FRONT GARAGE F.F.	4840.93
BOTTOM OF FOOTING AT GARAGE	4838.43

JOURNEY HOMES, LLC / J & J CONSTRUCTION OF NORTHERN COLORADO

DATE: 11/13/2024

The printed portions of this form, except differentiated additions, have been approved by the Colorado Real Estate Commission (EMP 80-5-04)

EARNEST MONEY
Promissory Note

U.S. $ 6,150

Greeley, Colorado Date: 02/11/2025

City State

FOR VALUE RECEIVED,
Arrived Holdings Inc and/or Assigns and Jeff Talbert

Name(s) of Maker(s)

633 85th Avenue Court, Greeley, CO 80634,

Address

jointly and severally, promise to pay to the order of

J and J Construction of Northern Colorado, LLC.

the sum of

Six Thousand One Hundred and Fifty Dollars,

with interest at 0 per cent per annum from n/a until paid.

Both principal and interest are payable in U.S. dollars on or before 02/14/2025, payable at

or at such other address as note holder may designate. Presentment, notice of dishonor, and protest are hereby waived. If this note is not paid when due, I/we agree to pay all reasonable costs of collection, including attorney's fees.

Signed by:
Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns
ADDD352AD72142A...

Maker's signature

Maker's signature

This note is given as earnest money for the contract on the following property: